EXHIBIT 99.1
News
For Immediate Release October 28, 2004	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES REPORTS DILUTED EARNINGS PER SHARE OF $0.78 FOR THE THIRD QUARTER, A 26-PERCENT INCREASE
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Net Sales Increased 19 Percent to $236.4 Million; Income from Operations Up 25 Percent
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NEW YORK, October 28--Minerals Technologies Inc. (NYSE: MTX) today reported third quarter net income of $16.2 million, a 27-percent increase over the $12.8 million reported in the third quarter of 2003. Diluted earnings per common share increased 26 percent to $0.78 from $0.62 in the same period last year.

          "Minerals Technologies had a strong third quarter that was fueled by growth in sales across all products lines, but especially in the Refractories segment," said Paul R. Saueracker, chairman, president and chief executive officer. "Growth occurred in all geographic regions with particularly strong improvement in North America and Europe."

          Worldwide sales in the quarter were up 19 percent to $236.4 million from $198.2 million in the previous year. Foreign exchange had a favorable impact on sales of approximately $5.9 million for the quarter, or approximately 3 percentage points of growth. Income from operations increased 25 percent to $24.4 million from $19.5 million in the third quarter of 2003.

          "We saw marked improvement in the steel industry and a slight improvement in the overall paper industry--the principal markets we serve. Steel production and capacity utilization in the United States were up significantly from the prior year. On the paper side, shipments of uncoated freesheet in North America, our primary market, were up slightly, while coated paper showed strong growth," said Mr. Saueracker.

          For the first nine months of 2004, net income increased 14 percent to $43.9 million from $38.5 million in the same period last year. Diluted earnings per share increased 12 percent to $2.12 from $1.89 for the same period in 2003. Diluted earnings per share, before the cumulative effect of an accounting change in the first quarter of the prior year, increased 3 percent.

          Worldwide sales for the nine months of 2004 were $675.2 million, a 12-percent increase over the $602.1 million in the comparable period last year. Foreign exchange had a favorable impact on sales of approximately 3 percentage points of growth. Operating income for the first nine months, including restructuring costs of $1.0 million, was $67.4 million, a 6-percent increase over the $63.7 million in the first nine months of 2003.

          Worldwide sales in the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, increased 15 percent in the third quarter to $160.0 million from $139.1 million in the prior year. Income from operations in the third quarter of 2004 was $17.4 million, a 16-percent increase over the $15.0 million in the third quarter of 2003.

           For the nine months, Specialty Minerals sales were up 11 percent to $458.9 million from $414.3 million for the same period in 2003. Specialty Minerals recorded income from operations, including restructuring costs of $0.6 million, of $47.0 million, a 2-percent increase over the $46.1 million for the first nine months of 2003.

          Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, were $123.6 million, a 14-percent increase over the $108.5 million reported in the third quarter of 2003. PCC sales for the nine months of 2004 increased 9 percent to $354.5 million from $324.4 million during the same period in 2003.

          Paper PCC volume from satellite plants increased 10 percent for the third quarter. This improvement was due primarily to: improved industry conditions in all regions; the ramp-up of the satellite PCC plant in Malaysia, which began operation last year; and the re-start of the satellite PCC plant in Millinocket, Maine, which began operation in the second quarter after having been shutdown since the fourth quarter of 2002.

          "Earlier this month, we dedicated our new merchant facility in Walsum, Germany, for the production of precipitated calcium carbonate for use in paper coating. This facility, now in its commissioning and start-up phase, will have an initial annual production capacity of 125,000 tons of PCC, which can be expanded to 500,000 tons," said Mr. Saueracker.

          In the Processed Minerals product line, third-quarter sales increased 19 percent to $36.4 million from $30.6 million in the same quarter of last year. For the nine months, Processed Minerals sales increased 16 percent to $104.4 million from $89.9 million in the same period last year. This growth was the result of improved market conditions and increased penetration of the building products and plastics markets. Processed Minerals products, which include ground calcium carbonate, lime and talc, are used in the building materials, steel, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

          In the company's Refractories segment, sales for the third quarter were $76.4 million, a 29-percent increase over $59.1 million for the third quarter of 2003. Most of the increase in sales came from increased market penetration and improved business conditions in North America. Sales for the nine months of 2004 in the Refractories segment were $216.3 million, a 15-percent increase over $187.8 million in the previous year. Operating income for the third quarter in the Refractories segment increased 56 percent to $7.0 million from $4.5 million in the third quarter of 2003. For the nine months, Refractories operating income, including restructuring costs of $0.4 million, was $20.4 million, a 16-percent increase over the $17.6 million reported for the nine months in 2003.

          "Our operating margins continued to be affected by the higher costs of raw materials," said Mr. Saueracker. "However, this segment recorded significant operating income growth in North America--our largest market. This was a result of both improved performance by our refractories business and better steel industry conditions.

          "In summary, we achieved a solid financial performance in the quarter as a result of key marketing programs we have in place for both segments. We believe we have a strong business foundation and the right strategies in place for our continued growth," said Mr. Saueracker.

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Minerals Technologies will sponsor a conference call tomorrow, October 29, at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
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This press release contains some forward-looking statements. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2003 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEET

	ASSETS

(In Thousands of Dollars)
		September 26, 2004*	December 31, 2003**

Current assets:
Cash & cash equivalents		98,208	90,515
Accounts receivable, net		176,553	147,600
Inventories		97,231	86,378
Other current assets		20,778	15,632
Total current assets		392,770	340,125

Property, plant and equipment		1,258,364	1,209,950
Less accumulated depreciation		686,015	648,362
Net property, plant & equipment		572,349	561,588

Goodwill		52,749	52,721
Prepaid benefit cost		49,412	46,251
Other assets and deferred charges		33,136	34,815

Total assets		1,100,416	1,035,500

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt		33,472	33,522
Accounts payable		58,298	44,217
Other current liabilities		50,105	44,296
Total current liabilities		141,875	122,035

Long-term debt		95,949	98,159
Other non-current liabilities		112,575	107,925
Total liabilities		350,399	328,119

Total shareholders' equity		750,017	707,381

Total liabilities and shareholders' equity		1,100,416	1,035,500

* Unaudited.
** Condensed from audited financial statements.

CONSOLIDATED STATEMENT OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands of dollars, except per share data) (unaudited)

	Third Quarter		%	Nine months		%
	2004	2003	Change	2004	2003	Change

Net sales	$236,424	$198,234	19	$675,189	$602,058	12
Operating costs and expenses:
Cost of goods sold	181,295	150,748	20	516,100	454,809	13
Marketing and administrative expenses	23,670	21,854	8	69,460	64,853	7
Research and development expenses	6,991	6,093	15	21,186	18,713	13
Restructuring charges	26	0	N/A	1,026	0	N/A

Income from operations	24,442	19,539	25	67,417	63,683	6
Non-operating deductions - net	803	1,100	(27)	3,093	3,568	(13)

Income before provision for taxes
on income and minority interests	23,639	18,439	28	64,324	60,115	7

Provision for taxes on income	7,024	5,144	37	19,117	16,772	14

Minority interests	402	526	(24)	1,286	1,374	(6)

Income before cumulative effect
of accounting change	16,213	12,769	27	43,921	41,969	5

Cumulative effect of accounting change, net of tax	0	0		0	3,433

Net income	$16,213	$12,769	27	$43,921	$38,536	14

Weighted average number of
common shares outstanding:
Basic	20,556	20,185		20,532	20,132

Diluted	20,769	20,489		20,763	20,349

Earnings per share:
Basic
Before cumulative effect of accounting change	$0.79	$0.63	25	$2.14	$2.08	3
Cumulative effect of accounting change	0	0		0	(0.17)
Basic earnings per share	$0.79	$0.63	25	$2.14	$1.91	12

Diluted
Before cumulative effect of accounting change	$0.78	$0.62	26	$2.12	$2.06	3
Cumulative effect of accounting change	0	0		0	(0.17)
Diluted earnings per share	$0.78	$0.62	26	$2.12	$1.89	12

Cash dividends declared per common share	$0.050	$0.025		$0.150	$0.075

1) For the periods ended September 26, 2004 and September 28, 2003.
2) Sales increased 18% in the United States in the third quarter and 10% for the first nine months of 2004. International sales increased approximately 22% in the third quarter and 15% for the first nine months of 2004.
3) The Company recorded restructuring charges of $1.0 million in the first nine months of 2004 related to the program announced in December 2003. These charges relate to workforce reductions from business units and organization levels throughout the Company's worldwide operations.
4) Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." Upon adoption, the Company recorded a non-cash after-tax charge to earnings of approximately $3.4 million in the first quarter of 2003 for the cumulative effect of this accounting change related to retirement obligations associated with the Company's PCC satellite facilities and its mining properties.
5) The Company paid approximately $0.7 million of one-time termination benefits to a group of employees at a Specialty Minerals facility in the United Kingdom in the first quarter of 2003. Such charge is included in cost of goods sold.
6) The results of operations for the interim period ended September 26, 2004 are not necessarily indicative of the results that ultimately might be achieved for the current year.
7) The analyst conference call to discuss operating results for the third quarter is scheduled for October 29, 2004 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.